EXHIBIT 20.7

Peter S. Partee (PP-0766)	Proposed Hearing Date & Time: 2/21/08 at 10:00 a.m.
Richard P. Norton (RN-2231)	Proposed Objection Deadline: 2/19/08 at 4:30 p.m.
Scott H. Bernstein (SB-8966)
HUNTON & WILLIAMS LLP
200 Park Avenue, 53rd Floor
New York, New York 10166-0136
(212) 309-1000

-and-

Tyler P. Brown (admitted pro hac vice)
Michael G. Wilson (admitted pro hac vice)
Thomas N. Jamerson (admitted pro hac vice)
HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200

Attorneys for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
U.S. ENERGY SYSTEMS, INC., et al.,	)	Case No. 08-10054 (RDD)
)
Debtors.[1]	)	(Jointly Administered)
)
U.S. ENERGY SYSTEMS, INC., a Delaware	)
Corporation,	)	Adv. Proc. No. 08-01043 (RDD)
Plaintiff,	)
)
v.	)
)
ASHER E. FOGEL and NAKASH ENERGY, LLC,	)
)
Defendants.	)
)

[1]	The other Debtors are the following: U.S Energy Overseas Investments, LLC and GBGH, LLC.

VERIFIED MOTION OF DEBTORS AND DEBTORS-IN-POSSESSION

FOR ENTRY OF AN ORDER (I) AUTHORIZING U.S. ENERGY SYSTEMS, INC.

TO RECONSTITUTE ITS BOARD OF DIRECTORS, AND (II) APPROVING

A PROPOSED SETTLEMENT UNDER BANKRUPTCY RULE 9019

TO THE HONORABLE ROBERT D. DRAIN,

UNITED STATES BANKRUPTCY JUDGE:

U.S. Energy Systems, Inc. (“USEY” or the “Company”), U.S. Energy Overseas Investments, LLC (“USEO”) and GBGH, LLC (“GBGH,” and together with USEY and USEO, the “Debtors”), each a debtor and debtor-in-possession in the above-captioned cases, by and through their undersigned counsel, hereby move (the “Motion”) for the entry of an order, substantially in the form annexed hereto as Exhibit A (the “Proposed Order”), pursuant to sections 105(a), 1107(a) and 1108 of Title 11 of the United States Code (the “Bankruptcy Code”), section 303 of the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (2007) (the “DGCL”) and Rule 9019(a) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), approving a proposed settlement under Bankruptcy Rule 9019(a) (the “Settlement”) of the majority of the corporate governance disputes involving the Debtors, as set forth in (i) that certain Governance Agreement, dated as of February 12, 2008, a true and complete copy of which is annexed hereto as Exhibit B (the “Governance Agreement”), and (ii) the Proposed Order. In support of the Motion, the Debtors respectfully represent as follows:

I. Preliminary Statement

1. As the Court is already aware, these cases are at a critical juncture, and the corporate governance litigation pending before the Court of Chancery of the State of Delaware (the “Chancery Court”) and this Court is not in the best interest of the Debtors and their estates. It would be disastrous for the Debtors’ ongoing restructuring initiatives to be disrupted, and for these cases to descend into a morass of litigation over control of USEY. Thus, the USEY Board of directors, as it existed immediately prior to the execution of the Governance Agreement (and prior to the election of the Nakash Directors (as defined herein) to the USEY Board), agreed to the Settlement, which has two fundamental components: (i) the Governance Agreement, which inter alia reconstitutes the Debtors’ boards, provides clear rules for the ongoing corporate governance of the Debtors during their chapter 11 cases, and eliminates the litigation commenced by Nakash Energy LLC and certain of its affiliates (collectively, “Nakash”) in the Chancery Court (the “Nakash Litigation”) and Nakash’s involvement in a portion of the above-captioned adversary proceeding (the “Adversary Proceeding”), and (ii) the releases and post-petition indemnities provided to Mr. Bernard J. Zahren and the Retiring Directors (as defined herein) in the Proposed Order, which were necessary to achieve the conditions precedent to the Governance Agreement.

2. In addition to resolving the most troublesome portion of the corporate governance litigation that has engulfed the Debtors’ chapter 11 cases and derailed their reorganization efforts, the Settlement provides the Debtors’ boards with a “fresh perspective” and potential access to additional financing sources that will aid in the success of the Debtors’ reorganization efforts. The relief requested herein will further assure all parties-in-interest that the matters at issue herein are fully and finally resolved so that the Debtors can focus on moving forward with their reorganization.

II. Background

A.	The Debtors’ Chapter 11 Cases

3. On January 9, 2008 (the “Petition Date”), each of the Debtors filed their respective voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”), commencing the above-captioned cases. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors’ cases are being jointly administered.

4. No statutory committee, trustee or examiner has been appointed in the Debtors’ cases.

B.	The Debtors’ Businesses and Corporate Structure

5. Through its subsidiaries, USEY acquires and enhances high-potential energy assets, develops clean, efficient energy sources, produces power, develops natural resources and provides energy related services.

6. USEY is a holding company for two direct subsidiaries through which it manages its two primary lines of business. The first subsidiary, U.S. Energy Biogas Corp. (“USEB”), is a Delaware corporation that owns and operates 23 domestic landfill gas-to-energy projects located in ten different states. USEB completed a very successful reorganization before this Court in May 2007 through confirmation of a plan that paid all creditors in full with interest. USEB’s plan has been substantially consummated. USEB is not one of the Debtors herein.

7. USEY’s other subsidiary, Debtor USEO, a Delaware limited liability company, owns a 79% interest in Debtor GBGH, also a Delaware limited liability company. GBGH, in turn, owns a group of United Kingdom-based energy companies specializing in natural gas exploration, production and transportation and related power generation and services.

C.	The Fogel Litigation and the Nakash Litigation

8. On or about October 4, 2007, Asher E. Fogel (the former CEO and Chairman of USEY) instituted litigation in Delaware (the “Fogel Litigation”) by filing a complaint (the “Delaware Complaint”) in the Chancery Court against USEY and its then three independent directors (together with USEY, the “Delaware Defendants”). In the Delaware Complaint, Mr.

Fogel requested that the Chancery Court order the Delaware Defendants to give notice and hold a special meeting of shareholders to vote on the removal of the independent directors and to elect new directors. For a complete history of the Fogel Litigation, including its postpetition prosecution, the Debtors direct the Court’s attention to the Emergency Motion of Debtor and Debtor-In-Possession U.S. Energy Systems, Inc. for Entry of an Order (I) Enforcing the Automatic Stay, and (II) Adjudging and Determining Asher E. Fogel to be in Contempt for Violation of the Automatic Stay and Assessing Damages [Docket No. 39], which is incorporated herein by reference.

9. On or about January 23, 2008, Nakash, the owner of over 15.0 percent of the outstanding shares of common stock of the Company and the Company’s largest single shareholder, filed the Nakash Litigation in the Chancery Court seeking, among other things, to compel an annual general meeting of shareholders for the election of directors and the removal of the then current members of the USEY Board. A complete history of the Nakash Litigation is set forth in the verified complaint [Docket No. 1] (the “Adversary Proceeding Complaint”) filed by USEY in the Adversary Proceeding, which is incorporated herein by reference.

III. Jurisdiction, Venue and Predicates for Relief

10. The Court has jurisdiction over this matter pursuant to 28 U.S.C. § 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding within the meaning of 28 U.S.C. § 157(b). The predicates for the relief requested herein are sections 105(a), 503(b)(3)(D), 503(b)(4), 1107(a) and 1108 of the Bankruptcy Code, section 303 of the DGCL, and Bankruptcy Rule 9019(a).

IV. Relief Requested

11. By this Motion, the Debtors seek entry of the Proposed Order, which (i) authorizes the Debtors’ entry into and performance of their respective obligations under the Governance Agreement and (ii) releases and provides post-petition indemnities to Bernard J. Zahren and the Retiring Directors for matters relating to their service on the Debtors’ boards.

V. Terms of the Settlement

12. The Settlement is premised on the acknowledgment by the Parties at this critical juncture in the Debtors’ reorganization that a contest for control of the USEY Board, with the attendant litigation before this Court and the Chancery Court, is not in the best interest of the Debtors’ estates and their constituents. The Parties have engaged in extensive, good faith, arm’s-length negotiations which resulted in the Governance Agreement and the Proposed Order.

13. Immediately prior to the commencement of the negotiations culminating in the Governance Agreement, the members of the USEY Board were Jacob Feinstein, Ronny Straus, Richard J. Augustine, Joseph P. Reynolds and Bernard J. Zahren. In connection with the Settlement, Jacob Feinstein and Ronny Strauss resigned effective Monday, February 11, 2008 (collectively, with Robert Schneider, who resigned on January 20, 2008, the “Legacy Directors”).

14. Pursuant to the Governance Agreement, a true and complete copy of which is annexed hereto as Exhibit B:

(a)	The remaining members of the USEY Board elected Bruce Levy and Michael T. Novosel as replacements for the Legacy Directors;

(b)	Richard J. Augustine and Joseph P. Reynolds (together, the “Management Directors”; collectively with the Legacy Directors, the “Retiring Directors”) then resigned from the USEY Board, and the remaining directors (collectively, the “Incumbent Directors”) elected three new directors proposed by Nakash—Emzon Shung, Robert Spiegelman and Salvatore Nobile (collectively, the “Nakash Directors”);

(c)	the Parties agree that neither they nor any of their respective affiliates shall seek to change the composition of the reconstituted USEY Board until the confirmation and substantial consummation of a chapter 11 plan for each of the Debtors in the chapter 11 cases;

(d)	the Debtors agree to preserve the provisions of the By-Laws of the Debtors in connection with the indemnification of directors and officers and their right to advancement of expenses, except to the extent that such amendment or modification does not diminish the rights of any indemnitee or as required by law;

(e)	the Company agrees to maintain, or cause to be maintained, directors’ and officers’ liability and indemnity insurance coverage that is not less favorable than the Company’s current directors’ and officers’ liability and indemnity insurance policies, including without limitation, extension of such coverage for the acts of former directors and officers, including the Retiring Directors, and for service as directors or officers of subsidiaries of the Company;

(f)	the Parties agree to reconstitute the respective boards of directors or board of managers of U.S. Energy Biogas Corp., U.S. Energy Overseas Investments, LLC and GBGH, LLC in accordance with the Governance Agreement;

(g)	the Debtors agree that Nakash shall have an allowed administrative claim for its reasonable attorneys’ fees and expenses, up to an amount not to exceed $250,000 in aggregate, for having made a substantial contribution to the Debtors’ chapter 11 cases;

(h)	Nakash agrees to file a stipulation to dismiss voluntarily the Nakash Litigation without prejudice;

(i)	Nakash agrees to submit a letter or other document to the Office of the United States Trustee for the Southern District of New York withdrawing voluntarily its request for the appointment of an official committee of equity security holders in the Debtor’s chapter 11 cases; and

(j)	USEY agrees to file a stipulation dismissing Nakash from the Adversary Proceeding without prejudice.

15. In addition to approving the Governance Agreement, the Proposed Order provides that the Debtors are releasing Mr. Zahren and the Retiring Directors from any and all claims, except claims for fraud, intentional misconduct or gross negligence, arising from or related to their service as USEY Board members.

VI. Basis for Relief Requested

A.	The Court has Authority to Implement the Settlement Under Section 303 of the DGCL and Sections 105(a), 1107(a) and 1108 of the Bankruptcy Code

16. The Court’s power to control a debtor’s reorganization and ensure that its business affairs are properly conducted by appropriate management, including the debtor’s board, are acknowledged under Delaware Law. Section 303(a)(a) of the DGCL provides:

Any corporation of this State, an order for relief with respect to which has been entered pursuant to the Federal Bankruptcy Code, 11 U.S.C. § 101 et seq., or any successor statute, may put into effect and carry out any decrees and orders of the court or judge in such bankruptcy proceeding and may take any corporate action provided or directed by such decrees and orders, without further action by its directors or stockholders. Such power and authority may be exercised, and such corporate action may be taken, as may be directed by such decrees or orders, by the trustee or trustees of such corporation appointed or elected in the bankruptcy proceeding (or a majority thereof), or if none be appointed or elected and acting, by designated officers of the corporation, or by a representative appointed by the court or judge, with like effect as if exercised and taken by unanimous action of the directors and stockholders of the corporation.

Del. Code Ann. tit 8, § 303(a) (emphasis added). Specifically, section 303(b) provides that, in accordance with a bankruptcy court order,

[s]uch corporation may, in the manner provided in subsection (a) of this section . . . constitute or reconstitute and classify or reclassify its board of directors, and name, constitute or appoint directors and officers in place of or in addition to all or some of the directors or officers then in office . . . .

Del. Code Ann. tit 8, § 303(b).

17. As recognized by one bankruptcy court, section 303 of the DGCL “accord[s] plenary authority for the reorganization court to issue decrees and orders relative to the reorganization . . . [and it] should be construed broadly to effectuate the intent rather than narrowly and restrictively, in derogation of that intent.” In re United Press Int’l., Inc., 60 B.R. 265, 272 (Bankr. D.D.C. 1986).

18. Bankruptcy courts have authority under sections 105(a), 1107(a) and 1108 of the Bankruptcy Code, often in conjunction with section 303 of the DGCL, to abolish boards of directors, appoint responsible officers in place of boards of directors, allow responsible officers to vote shares to elect directors, and otherwise prevent shareholders from exercising their rights to threaten a debtor’s business. See, e.g., In re Gaslight Club, Inc., 782 F.2d 767, 771-72 (7th Cir. 1986) (“The case law demonstrates that the court has considerable authority to interfere with the management of a debtor corporation in order to protect the creditors’ interests”); In re United Press Int’l, Inc., 60 B.R. at 272 (section 303 recognizes plenary authority of bankruptcy court to abolish a board of directors); In re FSC Corp., 38 B.R. 346, 350 (Bankr. W.D. Pa. 1983) (section 303 recognizes power of bankruptcy court to appoint responsible officer to replace a board of directors); In re Lifeguard Indus., Inc., 37 B.R. 3, 13-16 (Bankr. S.D. Ohio 1983) (rejecting application by new shareholder-elected board to replace existing management because it was not in the best interest of reorganization, and ordering that incumbent president be kept in office).

19. Moreover, this Court in In re Refco, Inc., Case No. 05-60006 (Bankr. S.D.N.Y. Jan. 13, 2006), held that it had the power under section 303 of the DGCL and Bankruptcy Code sections 105(a) and 1107(a) to designate membership on a Delaware debtor’s board and used that power to remove a director from the board. See transcript annexed hereto as Exhibit C at page 5 (“I do have the power to remove Mr. Bennett from the board under the applicable corporate law which is Section 303 of the Delaware Corporate Law as well as the implementation of that provision under Section 105(a) and 1107(a) of the Bankruptcy Code”).

20. As further support for the relief requested herein, in In re Interstate Bakeries Corporation, et al., Case No. 04-45814, the United States Bankruptcy Court for the Western District of Missouri entered an order approving a settlement reconstituting the board of directors of that debtor company. For the Court’s convenience, attached hereto as Exhibit D is a copy of the Order entered by Bankruptcy Judge Venters in the Interstate Bakeries case.

21. Thus, under Bankruptcy Code sections 105(a), 1107(a) and 1108 and section 303 of the DGCL, this Court has ample authority to issue an order reconstituting the USEY Board. Doing so will avoid the destabilizing effect that the corporate governance litigation has had on this reorganization, and the costs and delays that would result from litigating the Nakash Litigation and the Nakash portion of Adversary Proceeding to trial.

B.	The Court Should Approve the Settlement Under Bankruptcy Rule 9019(a)

22. Bankruptcy Rule 9019(a) provides the mechanism for bankruptcy courts to consider compromises or settlements entered into by a trustee or a debtor-in-possession. Bankruptcy Rule 9019(a) provides, “[o]n motion by the trustee and after notice and a hearing, the court may approve a compromise or settlement.” Fed. R. Bankr. P. 9019(a). 2 Settlements and compromises are a “normal part of the process of reorganization.” Protective Comm. for Independent Stockholders for TMT Trailer Ferry v. Anderson, 390 U.S. 414, 424 (1968).

23. The decision to approve a particular settlement lies within the sound discretion of the bankruptcy court. See Nellis v. Shugrue, 165 B.R. 115, 123 (S.D.N.Y. 1994). A “settlement need not be the best that the debtor could have obtained” to be approved under Bankruptcy Rule 9019(a). In re Adelphia Communications Corp., 327 B.R. 143, 159 (Bankr. S.D.N.Y. 2005). In making its determination, the Court should not substitute its own judgment for that of the debtor. See In re Neshaminy Office Building Associates, 62 B.R. 798, 803 (Bankr. E.D. Pa. 1986).

[2]	In the event the Court believes it is appropriate for the Debtors to seek Court approval pursuant to Bankruptcy Code section

363(b) because the Settlement provides for releases, continuing indemnification and insurance coverage, the Debtors submit for the reasons articulated above, it is a reasonable exercise of its business judgment to use estate property to perform under the terms of the Settlement. See, e.g., Committee of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070-71 (2d Cir. 1983) (requiring some “articulated business justification” to approve the use, sale or lease of property outside the ordinary course of business); In re Baldwin United Corp., 43 B.R. 888, 906 (Bankr. S.D. Ohio 1984) (trustee is “simply required to justify the proposed disposition with sound business reasons”)

24. Instead, a compromise and settlement should be approved where it is fair, equitable and in the best interests of the debtor’s estate. See, e.g., Air Line Pilots Ass’n Int’l v. Am. Nat’l Bank & Trust Co. of Chicago (In re Ionosphere Clubs, Inc.), 156 B.R. 414, 426 (S.D.N.Y. 1993), aff’d, 17 F.3d 600 (2d Cir. 1994). In deciding whether a particular settlement meets these standards, courts traditionally consider: (i) the probability of success in the litigation, with due consideration for the uncertainty in fact and law, compared to the benefits offered by the settlement, (ii) the difficulties associated with the collection,3 (iii) the complexity of the litigation involved, and attendant expense, inconvenience and delay, and (iv) the paramount interest of the creditors. See, e.g., Protective Comm. for Independent Stockholders for TMT Trailer Ferry v. Anderson, 390 U.S. at 424-25; Nellis v. Shugrue, 165 B.R. 115 at 122.

25. It is not necessary for the court to conduct a “mini-trial” of the facts or the merits underlying the dispute. In re Adelphia Communications Corp., 327 B.R. at 159 (citations omitted). Rather, the bankruptcy court should “canvass the issues” to determine whether the settlement lies above “the lowest point in the range of reasonableness.” Casoff v. Rodman (In re W.T. Grant Co.), 699 F.2d 599, 608 (2d Cir.), cert denied, 464 U.S. 822 (1983). “In doing so, the court is permitted to rely upon ‘opinions of the trustee, the parties, and their attorneys.’” In re Adelphia Communications Corp., 327 B.R. at 159 (quoting Official Comm. of Unsecured Creditors of Int’l Distrib. Ctrs., Inc. v. James Talcott, Inc. (In re Int’l Distrib. Ctrs., Inc.), 103 B.R. 420, 423 (S.D.N.Y. 1989)).

[3]	Difficulty in collecting judgment is not a factor in the instant Settlement.

26. Settlements are favored in bankruptcy courts because they “minimize litigation and expedite the administration of the bankruptcy estate.” In re Martin, 91 F.3d 389, 392 (3d Cir. 1996); see also TMT Trailer Ferry, 390 U.S. at 424 (“In administrating reorganization proceedings in an economical and practical manner it will often be wise to arrange the settlement of claims in which there are substantial and reasonable doubts”); In re Hibbard Brown & Co., Inc., 217 B.R. 41, 46 (Bankr. S.D.N.Y. 1998) (the court’s discretion should be exercised “in light of the general public policy favoring settlements”).

27. Under the aforementioned standards, the Settlement is fair and equitable, is in the best interests of the Debtors’ estates and their constituents, and therefore should be approved.

(i)	Likelihood of Success

28. The Debtors have reviewed the claims and the defenses asserted in the Nakash Litigation and the Adversary Proceeding, and, based on that review, find that its prospects of success are uncertain given the fact intensive nature of the dispute and the Parties’ fundamental disagreement over the governing law. However, the Parties agree for purposes of the Settlement that the Court has the power to constitute membership of the USEY Board under section 303 of the DGCL and the Parties have affirmatively asked the Court to exercise this power in a manner that each asserts is in the best interests of the Debtors’ estates.

(ii)	Complexity of Litigation and Expense

29. If the litigation in this Court and the Chancery Court were to continue, the proceedings would be contentious and complicated, and would require extensive discovery, motion practice, preparation of witnesses and experts, trials on the merits, including presentation of evidence related to the history of USEY, valuation issues and matters relating to the economic stake of the Company’s equity security holders, and post-trial briefing and appeals, all on an expedited basis. This litigation would consume substantial assets of the Debtors’ estates, would be destructive to the Debtors’ reorganization efforts, and would ultimately diminish the returns to the estates’ stakeholders.

(iii)	Paramount Interest of Creditors

30. The Settlement represents a fair and reasonable settlement to the Debtors’ estates and is the product of extensive, arm’s-length negotiations. Approval of the Settlement is in the best interests of the Debtors’ estate, their creditors, their equity security holders and other parties-in-interest because it resolves the Nakash Litigation and the Nakash portion of Adversary Proceeding in the most cost effective manner reasonably available. Moreover, settling the Nakash Litigation and the Nakash portion of the Adversary Proceeding will avoid the great expense and distraction of complex litigation, and will allow the Debtors to focus on emerging from chapter 11 successfully. The Settlement is well within the range of reasonableness given the circumstances of these cases and the nature of the Parties’ disputes.

31. The Debtors believe that given the risk of litigation both before the Chancery Court and this Court, it will be difficult to achieve resolution of these matters on better terms than those provided in the Governance Agreement. If litigation becomes the only available option, the risks to the Debtors’ successful reorganization cases are significant in terms of time and costs to the estates. Finally, the Settlement puts in place a framework for a good working relationship between USEY and its largest equity constituent, which is important for the reorganization effort and the likelihood of a successful outcome in these cases.

C.	Nakash Is Entitled To Court Approval Of Its Substantial Contribution Claim

32. In determining whether the substantial contribution requirements of section 503(b)(3)(D) have been satisfied, courts look to whether the applicant’s efforts resulted in an “actual and demonstrable benefit to the debtor’s estate and its creditors.” Lebron v. Mechem Fin. (In re Mechem Fin.), 27 F.3d 937, 944 (3d Cir. 1994) (“Lebron”) (quoting In re Lister, 846 F.2d 55, 57 (10th Cir. 1988)).

33. In order to determine whether a substantial contribution has been made, courts consider the following factors: “whether the services in question were provided to benefit all parties in the case; whether the services conferred a direct, significant and demonstrably positive benefit upon the estate; and whether the services were duplicative of services performed by others.” In re Hooker Invs., Inc., 188 B.R. 117, 120-21 (S.D.N.Y. 1995) (“Hooker”).

34. Pursuant to the terms of the Governance Agreement, the Debtors have agreed to pay Nakash’s professionals’ fees and expenses up to an aggregate amount of $250,000 for having made a substantial contribution to the Debtors’ chapter 11 cases. The Debtors submit that Nakash is entitled to an administrative claim because it has made a substantial contribution to the Debtors’ estates under the standards articulated in Lebron and Hooker. Nakash served as the catalyst for the negotiations that ultimately resulted in the Governance Agreement, which, if approved, will (i) provide a consensual resolution of the most troublesome portion of the corporate governance issues in the Debtors’ cases, (ii) save the Debtors from expending additional resources that could otherwise be used to focus on their reorganization efforts, and (iii) allow management to focus on their running the Debtors’ business. For these reasons, the Debtors submit that the Court should approve Nakash’s substantial contribution claim as provided for in the Proposed Order and the Governance Agreement.

VII. Conclusion

35. Wherefore, for all of the foregoing reasons, the Debtors respectfully request that the Court (a) enter the Proposed Order authorizing and implementing the Governance Agreement, and (b) grant such other and further relief as is just and proper.

VIII. Memorandum of Law

36. This Motion includes citations to the applicable legal authorities and does not raise any novel issues of law. Accordingly, the Debtors respectfully request that the Court waive the requirement contained in Rule 9013-1 of the Local Bankruptcy Rules for the Southern District of New York that a separate memorandum of law be submitted.

IX. Notice

37. The Debtors (other agents) are serving a copy of this Motion upon the parties listed on the affidavit of service that is being filed contemporaneously with this Motion.

X. No Prior Request

38. No prior request for the relief requested herein has been made to this or any other court.

Dated:	New York, New York	Respectfully submitted,
February 14, 2008

/s/ Peter S. Partee
Peter S. Partee (PP-0766)
Richard P. Norton (RN-2231)
Scott H. Bernstein (SB-8966)
HUNTON & WILLIAMS LLP
200 Park Avenue, 53rd Floor
New York, New York 10166-0136
(212) 309-1000

-and-

Tyler P. Brown (admitted pro hac vice)
Michael G. Wilson (admitted pro hac vice)
Thomas N. Jamerson (admitted pro hac vice)
HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200

Attorneys for Debtors and Debtors-in-Possession

VERIFICATION

I, RICHARD J. AUGUSTINE, PURSUANT TO 28 U.S.C. § 1746, HEREBY DECLARE THAT I HAVE READ THE FORGOING VERIFIED MOTION OF DEBTORS AND DEBTORS-IN-POSSESSION FOR ENTRY OF AN ORDER (I) AUTHORIZING U.S. ENERGY SYSTEMS, INC. TO RECONSTITUTE ITS BOARD OF DIRECTORS, AND (II) APPROVING A PROPOSED SETTLEMENT UNDER BANKRUPTCY RULE 9019 AND DECLARE THAT THE FACTUAL ALLEGATIONS CONTAINED THEREIN ARE TRUE AND CORRECT, BASED ON THE BEST OF MY KNOWLEDGE, INFORMATION AND BELIEF, AND ON INFORMATION I RECEIVED FROM OTHERS ON REASONABLE INQUIRY.

I DECLARE UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE UNITED STATES OF AMERICA THAT THE FORGOING IS TRUE AND CORRECT.

Dated:	February 14, 2008
New York, New York

/s/ Richard J. Augustine
Richard J. Augustine

EXHIBIT A

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
U.S. ENERGY SYSTEMS, INC., et al.,	)	Case No. 08-10054 (RDD)
)
Debtors.[1]	)	(Jointly Administered)
)
U.S. ENERGY SYSTEMS, INC., a Delaware	)
Corporation,	)	Adv. Proc. No. 08-01043 (RDD)
Plaintiff,	)
)
v.	)
)
ASHER E. FOGEL and NAKASH ENERGY, LLC,	)
)
Defendants.	)
)

ORDER (I) AUTHORIZING U.S. ENERGY SYSTEMS, INC. TO

RECONSTITUTE ITS BOARD OF DIRECTORS, AND (II) APPROVING

A PROPOSED SETTLEMENT UNDER BANKRUPTCY RULE 9019

Upon the verified motion (the “Motion”)2 of U.S. Energy Systems, Inc. (“USEY” or the “Company”), U.S. Energy Overseas Investments, LLC (“USEO”) and GBGH, LLC (“GBGH,” and together with USEY and USEO, the “Debtors”) for entry of an order, pursuant to sections 105(a), 1107(a) and 1108 of the Bankruptcy Code, section 303 of the DGCL, and Bankruptcy Rule 9019(a), (i) authorizing USEY to reconsititute its board of directors (the “USEY Board”), and (ii) approving a proposed settlement under Bankruptcy Rule 9019(a) (the “Settlement”) of the majority of the corporate governance disputes involving the Debtors, as set forth in (a) that certain Governance Agreement, dated as of February 12, 2008 (the “Governance Agreement”), and (b) this Order; all as more fully set forth in the Motion; and the Court having considered objections to the Motion, if any, the Court finds as follows:

A. The Court has jurisdiction over the matters raised in the Motion pursuant to 28 U.S.C. § 1334;

[1]	The other Debtors are the following: U.S Energy Overseas Investments, LLC and GBGH, LLC.
[2]	Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Motion and/or the Governance Agreement.

B. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2);

C. Proper and adequate notice of the Motion and the hearing thereon has been given and no other or further notice is necessary;

D. The Motion seeks resolution, settlement and compromise of the controversies in the Adversary Proceeding as they relate to Nakash and in the Nakash Litigation upon the terms described in the Motion and as further set forth herein. The Parties to the Settlement are the Debtors, Nakash, the Management Directors, the Incumbent Directors, and the Nakash Directors;

E. As part of a global compromise, the USEY Board has been reconstituted pursuant to sections 105(a), 1107(a) and 1108 of the Bankruptcy Code and section 303 of the DGCL, all as is more specifically set forth in the Governance Agreement;

F. The Court has reviewed the qualifications of the Nakash Directors to serve as members of the USEY Board and believes that it is appropriate that they serve on the USEY Board;

G. The Settlement regarding the reconstitution of the USEY Board, including the affirmation of indemnification provisions and the continuation of the directors’ and officers’ liability and indemnity insurance coverage, and the other matters described in the Motion is fair and reasonable because, among other things, (i) it resolves in a consensual manner issues regarding governance and valuation which would be expensive and time consuming to litigate and which would distract the USEY Board from focusing on the ongoing management of the

2

business at a critical time in USEY’s efforts to reorganize, and (ii) the maintenance of the existing indemnification provisions in USEY’s By-Laws, and the maintenance of D&O liability insurance coverage at current levels are reasonable and appropriate inducements both to Mr. Bernard J. Zahren’s and the New Directors’ willingness to serve on the USEY Board and to the willingness of the Retiring Directors to affirmatively support the reconstitution of the USEY Board;

H. The Parties negotiated at arm’s-length and in good faith in negotiating resolution of the controversies surrounding the USEY Board composition, as well as in seeking approval of such compromise by this Court;

I. The compromise contained in the Settlement is a valid and proper exercise of the Debtors’ business judgment;

J. The Debtors have all requisite power and authority to execute, deliver and perform their obligations under the Settlement, and the Settlement constitutes a legal, valid and binding obligation of the Debtors; and

K. In light of the foregoing, for those reasons set forth in the Motion and on the record at the hearing on the Motion, and based upon all of the facts and circumstances in these cases, the Settlement reflects a compromise that is (i) fair, equitable and in the best interests of the Debtors’ estates, their creditors, and their equity security holders, and (ii) within the range of reasonableness in connection with the matters raised by the disputed issues among the Parties.

BASED ON THE FOREGOING FINDINGS, IT IS HEREBY ORDERED THAT:

1. Approval. The Motion shall be, and hereby is, GRANTED in all respects, and the Settlement, including the Governance Agreement, shall be, and hereby is, APPROVED in its entirety.

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2. Incorporation by Reference. Each provision of the Governance Agreement shall be, and hereby is, incorporated by reference herein, and thereby has the force and effect of an order of this Court.

3. Board Composition. Immediately upon the entry of this Order (the “Implementation Date”) in the form proposed herein, the Court approves the reconstituted USEY Board in accordance with the Governance Agreement. Notwithstanding any other provision herein or in the Governance Agreement to the contrary, the USEY Board shall remain as reconstituted until further order of this Court or substantial confirmation and substantial consummation of a chapter 11 plan for each of the Debtors in the chapter 11 cases.

4. Further Proceedings. The Parties to the Governance Agreement and their Affiliates shall not seek to change the composition of the reconstituted USEY Board until the confirmation and substantial consummation of a chapter 11 plan for each of the Debtors in the chapter 11 cases.

5. Indemnification. The indemnification, advancement and reimbursement provisions of the By-Laws shall remain in full force and effect until the date of election of directors at the Post-Confirmation Annual Meeting and any requests for indemnification, advancement and reimbursement pursuant to the applicable provisions of the By-Laws shall constitute post-petition obligations of the Debtors.

6. Directors’ and Officers’ Liability Insurance. USEY shall not cancel, reduce, alter or amend liability coverage currently afforded the Directors pursuant to USEY’s existing directors’ and officers’ liability insurance policies (the “D&O Policies”) and USEY shall maintain directors’ and officers’ liability insurance policies in amounts, scope and type of coverage substantially the same as the D&O Policies until the date of election of directors at the Post-Confirmation Annual Meeting.

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7. Dismissal. On or immediately after the occurrence of the Implementation Date, (a) Nakash and USEY shall file a stipulation to dismiss voluntarily the Nakash Litigation without prejudice, (b) Nakash shall file a petition with the Office of the United States Trustee for the Southern District of New York to withdraw voluntarily its request for the appointment of an official committee of equity security holders in these chapter 11 cases, and (c) USEY shall file a motion to dismiss Nakash from the Adversary Proceeding without prejudice.

8. Allowance of Nakash’s Substantial Contribution Claim. Nakash is hereby granted an allowed administrative claim for payment of its reasonable fees and expenses, up to an amount not to exceed [$250,000] in total, for having made a substantial contribution to these chapter 11 cases pursuant to sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code.

9. Release by the Debtors and the Debtors’ Estates. Effective immediately upon the occurrence of the Implementation Date, the Debtors, for themselves, for each of their respective estates and for their successors and assigns, hereby release Mr. Bernard J. Zahren and the Retiring Directors from any and all claims (as defined in section 101(5) of the Bankruptcy Code), demands, obligations, damages, causes of action, rights or any other liability (collectively, “Claims”), under any legal or equitable theory including without limitation under federal, bankruptcy, contract, tort or other laws, whether known or unknown, foreseen, liquidated or unliquidated, fixed or contingent, disputed or undisputed, arising from or in any way related to Mr. Zahren’s and the Retiring Directors’ service as USEY Board members or any actions taken or failure to act by such directors in their capacity as directors at any time through and including the Implementation Date, including without limitation any and all Claims that could have been

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alleged, asserted or raised derivatively on behalf of the Debtors by third parties at any time prior to the Implementation Date; provided, however, that the releases granted herein shall in no way include a release of Claims against Mr. Zahren or the Retiring Directors for fraud, intentional misconduct or gross negligence.

10. Amendment of Corporate Documents. Except to the extent explicitly modified by the terms of this Order, the Certificate of Incorporation and By-Laws of USEY shall remain in force and effect. The Certificate of Incorporation and By-Laws of USEY are modified and amended to the extent necessary to permit reconstitution of the USEY Board as ordered hereby. USEY is authorized to execute any and all documents necessary to either conform existing documents to the terms of this Order or to otherwise give effect hereto.

11. Binding Effect. The provisions of this Order, including the findings herein, shall be binding upon all parties-in-interest in the Debtors’ cases including without limitation Nakash, the Debtors, the Debtors’ estates, their respective successors and assigns, and any trustee or other representative of the estates that may later be appointed in these cases pursuant to the provisions of chapters 7 or 11 of the Bankruptcy Code or otherwise.

12. Continuing Jurisdiction. This Court shall retain jurisdiction over all matters arising from or related to the implementation of this Order.

13. Waiver. The requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York for the filing of a memorandum of law is waived.

Dated:	New York, New York
February , 2008

THE HONORABLE ROBERT D. DRAIN
UNITED STATES BANKRUPTCY JUDGE

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